Exhibit 99.1

 VARIAN MEDICAL SYSTEMS REPORTS EARNINGS, REVENUES, NET ORDERS, AND BACKLOG FOR FIRST QUARTER OF FISCAL YEAR 2005; COMPANY RAISES GUIDANCE FOR FISCAL YEAR 2005

    PALO ALTO, Calif., Jan. 26 /PRNewswire-FirstCall/ -- Varian Medical Systems (NYSE: VAR) today is reporting higher earnings, revenues, net orders, and quarter-ending backlog for the first quarter of fiscal year 2005. The company today reported net earnings of $40 million ($0.29 per diluted share) for the first quarter of fiscal year 2005, versus net earnings of $29 million ($0.21 per diluted share) in the year-ago first quarter.

    First-quarter revenues were $299 million, up 12 percent from the year-ago quarter, with growth in all business segments. Net orders were $334 million for the first quarter, up 8 percent from the year-ago quarter with solid contributions from emerging product lines. The company ended the quarter with another record backlog of $1 billion, 18 percent higher than at the end of the first quarter in fiscal year 2004.

    "Expected revenue growth led to solid gains in gross margin, operating margin, and earnings per diluted share," said Richard M. Levy, chairman and CEO of Varian Medical Systems. "Strong net order growth in the international market and in our emerging product lines for flat panel imaging, brachytherapy, and image-guided radiation therapy (IGRT) was partially offset by a decline in North American Oncology Systems' orders."

    Oncology Systems
    Oncology Systems' first quarter revenues for linear accelerators and ancillary products as well as software and services for radiotherapy totaled $241 million, up 9 percent from the exceptionally strong first quarter of last fiscal year. The Oncology segment recorded first-quarter net orders of $271 million, up 6 percent from the same period last year. Net orders were down 7 percent in North America and up 24 percent in international markets for the quarter. For the trailing 12-months, Oncology Systems' net order growth rate was 17 percent.

    "Oncology Systems again benefited from a growing international market which contributed 50 percent of our total net orders for the business in the quarter," Levy said. "Meanwhile, North American net orders were down, reflecting typical quarterly volatility in a market that has grown more slowly over the last two years following several years of heavy investment in new technology for intensity modulated radiation therapy (IMRT). We anticipate that, as with IMRT, once IGRT is more-widely demonstrated among early adopters, North American market growth will increase. Over the long-term, we believe that the Oncology Systems' segment can sustain global long-term growth of 10 to 15 percent per year."

    "The percentage of customers ordering IGRT and stereotactic treatment capability with new machines is growing; and, as of the end of the quarter, installations were complete or in process at 30 centers, making Varian the clear leader in the deployment of this new technology," said Levy. "We are pleased with the progress we are seeing in the deployment of these new products at this early stage," he said.

    The company today is also announcing the formation of Varian Surgical Sciences (VSS), a new organization that will directly address the $250 million radiosurgery market with solutions built around the company's new Trilogy linear accelerator and On-Board Imager.

    X-Ray Products and Other
    Revenues for the X-Ray Products business, including tubes and amorphous silicon flat-panel digital imagers, were $44 million for the first quarter, up 19 percent from the year-ago quarter. "This business achieved substantial quarter-over-quarter growth in its new flat panel imager product line and low-double-digit growth in X-ray tube revenues," Levy said.

    The company's Ginzton Technology Center together with its BrachyTherapy unit, recorded combined first quarter revenues of $13 million, up $4 million from the year-ago quarter with strong growth in brachytherapy product revenues. "Growth in our BrachyTherapy product revenues once again outpaced the top-line growth for the company," Levy said.

    Outlook
    "For fiscal 2005, we continue to expect that total company revenues should increase by about 13 to 14 percent over the total for fiscal year 2004," Levy said. "Earnings per diluted share should rise by about 22 percent over the 2004 total. For the second quarter of fiscal 2005, we expect that total company revenues should increase in the low double-digits and earnings per diluted share should rise by nearly 18 percent over their respective totals for the comparable quarter in 2004."

    Investor Conference Call
    Varian Medical Systems is scheduled to conduct its first quarter fiscal year 2005 conference call at 2 p.m. PT today. To hear a live webcast or replay of the call, visit the investor relations page on the company's web site at www.varian.com where it will be archived for a year. To access the call via telephone, dial 888-396-2386 from inside the U.S. or 617-847-8712 from outside the U.S. and enter confirmation code 42797289. The replay can be accessed by dialing 888-286-8010 from inside the U.S. or 617-801-6888 from outside the U.S. and entering confirmation code 53182990. The telephone replay will be available through 5 p.m. PT, Friday, January 28, 2005.

    Varian Medical Systems, Inc. of Palo Alto, California is the world's leading manufacturer of integrated cancer therapy systems, which are used to treat thousands of patients per day. The company is also a premier supplier of X-ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications. Varian Medical Systems employs approximately 3,300 people who are located at manufacturing sites in North America and Europe and in its 56 sales and support offices around the world. Additional information is available on the company's investor relations web site at www.varian.com.

    Forward Looking Statements
    Except for historical information, this news release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including market acceptance of or transition to new products or technologies; growth drivers; the company's orders, revenues, backlog, or earnings growth; future financial results and any statements using the terms "should," "will," "guidance," "expect," "believe," "can" or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company's actual results to differ materially from those anticipated. Such risks and uncertainties include demand for the company's products; the company's ability to develop and deploy new products; the impact of competitive products and pricing; the effect of economic conditions and currency exchange rates; the company's ability to maintain or increase operating margins; the high and growing percentage of our revenues being derived from our international markets; the company's ability to protect the company's intellectual property; the company's reliance on sole or limited-source suppliers; the impact of reduced or limited sales to sole purchasers of certain X-ray tube products; the impact of managed care initiatives or other health care reforms on capital expenditures and/or third-party reimbursement levels; the impact of third-party reimbursement levels on orders and revenues; the company's ability to meet FDA and other regulatory requirements or product clearances; the potential loss of key distributors or key personnel; consolidation in the X-ray tubes market; the possibility that material product liability claims could harm future revenues or require us to pay uninsured claims; the ability to make strategic acquisitions and to successfully integrate the acquired operations into the company's business; the effect of changes in accounting principles; the risk of operations interruptions due to terrorism, disease, and other events beyond the company's control; and the other risks listed from time to time in the company's filings with the Securities and Exchange Commission. We assume no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

    A summary of earnings and other financial information follows.

              Varian Medical Systems, Inc. and Subsidiary Companies
                       Consolidated Statements of Earnings
                                   (Unaudited)

(Dollars and shares in millions,
except per share amounts)                       Q1 QTR 2005         Q1 QTR 2004
----------------------------------------     -----------------   -----------------
                                                                  (As Adjusted)(A)
Net orders                                   $           334.3               308.3
 Oncology Systems                                        271.4               255.1
 X-Ray Products                                           49.8                44.1
 Ginzton Technology Center                                13.1                 9.1

Order backlog                                $         1,005.8               849.7

Revenues                                     $           299.0               267.0
 Oncology Systems                                        241.4               220.8
 X-Ray Products                                           44.4                37.3
 Ginzton Technology Center                                13.2                 8.9

Gross margin                                             125.2               106.7
 As a percent of revenues                                 41.9%               40.0%
Operating expenses
 Research and development                                 18.4                17.6
 Selling, general and administrative                      46.2                44.5

Operating earnings                                        60.6                44.6
 As a percent of revenues                                 20.3%               16.7%

Interest income, net                                      (0.5)               (0.5)

Earnings before taxes                                     61.1                45.1

Taxes on earnings                                         20.8                15.8

Net earnings (B)                             $            40.3                29.3


Net earnings per share - basic: (B)(C)       $            0.30                0.22
Net earnings per share - diluted: (B)(C)     $            0.29                0.21

Shares used in the calculation
 of net earnings per share: (C)
 Average shares outstanding - basic                      134.0               136.0
 Average shares outstanding - diluted                    139.9               142.1

(A) Certain amounts for the first quarter of fiscal year 2004 have been restated to reflect the Company's change from the last-in, first-out ("LIFO") method to the first-in, first-out ("FIFO") method of accounting for inventories. This change increased basic net earnings per share by $0.01 and had no impact on diluted net earnings per share for the first quarter of fiscal year 2004.

(B) If the Company had elected to recognize stock compensation costs based on the fair value of options granted on their grant dates as prescribed by SFAS No. 123, net earnings for the first quarter of fiscal years 2005 and 2004 would have been reduced by $5.3M and $4.3M, respectively, and net earnings per share basic and diluted would have been reduced by $0.04 per share during the first quarter of fiscal year 2005 and $0.03 per share during the first quarter of fiscal year 2004.

(C) The results for the first quarter of fiscal year 2004 have been restated for the two-for-one stock split (effected in the form of a 100 percent stock dividend) paid on July 30, 2004. Net earnings per basic share, prior to the stock split, for the first quarter of fiscal year 2004 were $0.43. Net earnings per diluted share, prior to the stock split, for the first quarter of fiscal year 2004 were $0.41.

              Varian Medical Systems, Inc. and Subsidiary Companies
                           Consolidated Balance Sheets

                                              December 31,        October 1,
(In thousands                                    2004                2004
----------------------------------------   -----------------   -----------------
                                              (Unaudited)       (As Adjusted)(A)
Assets
Current assets
  Cash and cash equivalents                $         226,089   $         239,470
  Short-term marketable securities                    98,539             112,478
  Accounts receivable, net                           285,064             288,663
  Inventories                                        163,539             144,389
  Other current assets                               122,597             110,584
     Total current assets                            895,828             895,584

Property, plant and equipment                        262,964             254,712
  Accumulated depreciation
   and amortization                                 (171,709)           (169,335)
     Net property, plant and equipment                91,255              85,377

Long-term marketable securities                       39,663              40,970
Goodwill                                             112,653             112,653
Other non-current assets                              53,863              46,056
Total assets                               $       1,193,262   $       1,180,640

Liabilities and Stockholders' Equity
Current liabilities
  Accounts payable - trade                 $          57,966   $          59,639
  Accrued expenses                                   262,087             255,519
  Product warranty                                    40,685              40,654
  Advance payments from customers                    104,548             100,277
  Current maturities of long term debt                 5,349               5,250
     Total current liabilities                       470,635             461,339
Long-term accrued expenses and other                  42,355              41,889
Long-term debt                                        55,733              53,250
     Total liabilities                               568,723             556,478

Stockholders' Equity
Common stock                                         133,543             134,045
Capital in excess of par value                       143,014             132,875
Retained earnings and accumulated
 other comprehensive loss                            347,982             357,242
     Total stockholders' equity                      624,539             624,162
Total liabilities and
 stockholders' equity                      $       1,193,262   $       1,180,640

(A) Amounts as of October 1, 2004 have been derived from audited financial statements as of that date except that certain amounts have been restated to reflect the Company's change from the LIFO method to the FIFO method of accounting for inventories.

    CONTACT: Elisha Finney, +1-650-424-6803, or elisha.finney@varian.com, or Spencer Sias, +1-650-424-5782, or spencer.sias@varian.com, both of Varian Medical Systems.

SOURCE  Varian Medical Systems, Inc.
    -0-                             01/26/2005
    /CONTACT: Elisha Finney, +1-650-424-6803, or elisha.finney@varian.com, or Spencer Sias, +1-650-424-5782, or spencer.sias@varian.com, both of Varian Medical Systems/
    /FCMN Contact: anne.rambo@varian.com /
    /Web site:  http://www.varian.com/